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                                                                       Exhibit 5

                  B A S S,   B E R R Y   &   S I M S   P L C
                    A PROFESSIONAL LIMITED LIABILITY COMPANY
                                ATTORNEYS AT LAW

2700 FIRST AMERICAN CENTER                       1700 RIVERVIEW TOWER
NASHVILLE, TENNESSEE 37238-2700                  POST OFFICE BOX 1509
TELEPHONE (615) 742-6200                         KNOXVILLE, TENNESSEE 37901-1509
TELECOPIER (615) 742-6293                        TELEPHONE (423) 521-6200
                                                 TELECOPIER (423) 521-6234

                               September 24, 1997



Dyersburg Corporation
1315 Phillips Street
Dyersburg, Tennessee 38024

         Re:  REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

         We have acted as counsel to Dyersburg Corporation, a Tennessee corporation (the "Company"), in the preparation of a Registration Statement on Form S-4 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission with respect to up to $125,000,000 aggregate principal amount of the Company's 9 3/4% Senior Subordinated Notes due 2007, Series B (the "Exchange Notes") and the related guarantees (the "Guarantees") of the Company's subsidiaries named in the Registration Statement (the "Guarantors"). The Exchange Notes and the Guarantees will be offered in exchange for the Company's issued and outstanding 9 3/4% Senior Subordinated Notes due 2007, Series A (the "Series A Notes") and related guarantees, all as described in the Registration Statement.

         The Exchange Notes are to be issued in exchange for the Series A Notes pursuant to an indenture (the "Indenture") dated as of August 27, 1997 between the Company, the Guarantors and State Street Bank and Trust Company, as Trustee (the "Trustee") and the related Registration Rights Agreement among the Company, the Guarantors, Bear, Stearns & Co. Inc. and Prudential Securities Incorporated (the "Registration Rights Agreement").

         In so acting, we have examined and relied upon such records, documents and other instruments as in our judgment are necessary or appropriate in order to express the opinion hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

         Based upon and subject to the foregoing, we are of the opinion that the Exchange Notes and the Guarantees, when duly executed and authenticated in accordance with the terms of the Indenture, and delivered in exchange for the Series A Notes and related guarantees in accordance with the terms of the Indenture, will have been validly issued and will be legally binding obligations of the Company and the Guarantors, respectively, subject to (a) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting the rights of creditors and (b) general principles of equity (including, without limitation,


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Dyersburg Corporation
September 22, 1997
Page 2

concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief and other equitable remedies), regardless of whether considered in a proceeding at law or in equity.

                  We express no opinion herein other than as to the law of the State of Tennessee, the federal law of the United States and Delaware General Corporation Law.

         We hereby consent to the reference to our law firm in the Registration Statement under the caption "Legal Matters" and to the use of this opinion as an exhibit to the Registration Statement.

                                                Sincerely,


                                                /s/ Bass, Berry & Sims PLC